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PROTECTION ONE, INC.
EXHIBIT 21 - SUBSIDIARIES
DECEMBER 31, 1999



                          ENTITY                             JURISDICTION

Protection One Alarm Monitoring, Inc.                           Delaware
     Network Multifamily Security Corporation                   Delaware
     Security Monitoring Services, Inc.                         Florida
     Protection One U.K., Inc.                                  United Kingdom
     Protection One Canada                                      Ontario
          Canguard, Inc.                                        Ontario
Protection One International, Inc.                              Delaware
     Protection One France, EURL                                France
          Compagnie Europeenne de Telesecurite                  France
Protection One Investments, Inc.                                Delaware